Exhibit 99.1

                  Moog's Fourth Quarter Net Earnings Up 15%

                     Moog's Year-End Net Earnings Up 14%

    EAST AURORA, N.Y., Nov. 7 /PRNewswire-FirstCall/ -- Moog Inc.
(NYSE: MOG.A and MOG.B) announced today fourth quarter earnings of $11.8 million, an increase of 15.5% over last year's fourth quarter. Earnings per share were $.75, an increase of 12%. In September 2003, just before the end of the fiscal year, Moog sold more than 2 million new shares of stock, with the result that the average shares outstanding were slightly higher this year than a year ago.
    Total sales for the quarter of $193 million were up $7 million compared with last year. For the Aircraft segment, sales increased by more than $11 million in the quarter and margins continued at a high level. A $23 million increase in military aircraft sales more than offset declines in other parts of the business. Sales on the F-35 Joint Strike Fighter Program increased by $12 million over last year's fourth quarter. Sales increases on the V-22 Osprey and the F/A-18E/F Super Hornet, and the military aftermarket added to the upsurge. Sales of equipment for commercial aircraft, including Boeing commercial OEM and Biz Jets, are down 31% from a year ago.
    In the Space segment, sales in the fourth quarter were $3 million lower than a year ago. Last year's fourth quarter included work on a number of contracts which are now complete -- in particular, the Space Station Crew Return Vehicle and the AGM-142 Tactical Missile. Margins in the Space segment were also lower, reflecting lower sales volume.
    Sales in the Industrial segment were $1 million lower than last year. Reduced activity in turbine controls was offset by increases in a number of the major Industrial product lines. Cost-reduction activities begun in 2002 are now having an effect and the result is improving industrial margins.
    For the fiscal year 2003, Moog's net earnings were $42.7 million, an increase of 14% over last year. Earnings per share were $2.76, increasing by more than 10%. As noted above, the sale of shares in early September 2003 increased average shares outstanding this year compared with last.
    Sales of $755 million increased by $37 million, entirely the result of military aircraft and the impact of a stronger Euro on Industrial sales. For the year, margins in Aircraft were slightly lower than last year, but at a relatively high level compared to the Company's history. Space margins fell sharply from '02 and are now at a break-even level. Industrial margins improved over the course of fiscal '03.
    Year-end backlog of $368 million was up $3 million from a year earlier.
    The Company is reaffirming its guidance for fiscal '04, including the impact of the acquisition of the Litton Poly-Scientific Division of Northrop Grumman. The Company is forecasting fiscal '04 revenues that will range between $920 million and $940 million. Net earnings are forecasted to range between $54 million and $58 million, which would yield earnings per share of $3.10 to $3.30.
    "The last couple of years have been a challenging period for some of our product lines," said R. T. Brady, Chairman & C.E.O. "But, the strength in our military aircraft product line has carried us through. In fiscal '04, we'll have continued strength on the military side and we're optimistic that we will see a modest upturn in our Industrial sales in the U.S. and around the globe. We're excited about the prospects for our new acquisition and we look forward to fiscal '04 with optimism and enthusiasm."
    Moog Inc. is a worldwide manufacturer of precision control components and systems. Moog's high-performance actuation products control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles and automated industrial machinery.

    Cautionary Statement
    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Information in this release that does not consist of historical facts, including statements accompanied by or containing words such as "giving effect to," "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume," and "assume," are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) the risk that the historical unaudited financial information of the Poly-Sci division provided by the seller to Moog is inaccurate or incomplete; uncertainty relating to the allocation of the purchase price to the Poly-Sci division assets, the amortization of intangible assets resulting from that allocation and the impact of fair value purchase accounting adjustments; the risk that Moog will assume unknown liabilities in connection with the acquisition of the Poly-Sci division and that indemnification from the seller for those liabilities will be limited or unavailable; the risk that the Poly-Sci business will not be successfully integrated on a timely basis or at all, including the risk that Poly-Sci's customers, suppliers and key employee relationships are not preserved, and the risk that the Poly-Sci business will not perform in accordance with expectations, (ii) fluctuations in general business cycles and demand for capital goods, (iii) Moog's dependence on government contracts, that may not be fully funded or may be terminated, (iv) Moog's dependence on certain major customers, such as The Boeing Company, for a significant percentage of its sales, (v) Moog's dependence on the commercial aircraft industry which is highly cyclical and sensitive to fuel price increases, labor disputes, and economic conditions, (vi) the possibility that advances in technology could reduce the demand for certain of Moog's products, specifically hydraulic-based motion controls, (vii) intense competition which may require Moog to compete by lowering prices or by offering more favorable terms of sale, (viii) Moog's significant indebtedness, which could limit its operational and financial flexibility, (ix) higher pension costs and increased cash funding requirements which could occur in future years if future actual plan results differ from assumptions used for Moog's defined benefit plans, including returns on plan assets and interest rates, (x) a write-off of all or part of Moog's goodwill which could adversely affect Moog's operating results and net worth and cause it to violate covenants in its bank agreements, (xi) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event Moog does not comply with regulations relating to defense industry contracting, (xii) the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting, (xiii) Moog's ability to successfully identify and consummate acquisitions and integrate the acquired businesses, (xiv) the possibility of a catastrophic loss of one or more of Moog's manufacturing facilities, (xv) the impact of product liability claims related to Moog's products used in applications where failure can result in significant property damage, injury or death, (xvi) foreign currency fluctuations in those countries in which Moog does business and other risks associated with international operations, and (xvii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made in this release. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. Moog disclaims any obligation to update the forward-looking statements made in this release.


                                    MOOG INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  (dollars in thousands, except per share data)

                                 Three Months Ended      Twelve Months Ended
                                Sept. 27,   Sept. 28,   Sept. 27,   Sept. 28,
                                  2003         2002       2003        2002

    Net sales                   $192,835    $185,844    $755,490    $718,962
    Cost of sales                132,880     126,728     520,304     488,377
    Gross profit                  59,955      59,116     235,186     230,585

    Research and development       7,437       8,305      30,497      33,035
    Selling, general and
     administrative               33,654      28,877     128,365     117,284
    Interest                       2,820       6,262      17,122      26,242
    Other expense, net               340         866         953       1,034
                                  44,251      44,310     176,937     177,595

    Earnings before income taxes  15,704      14,806      58,249      52,990

    Income taxes                   3,863       4,553      15,554      15,391

    Net earnings                 $11,841     $10,253     $42,695     $37,599

    Net earnings per share
       Basic                       $0.76       $0.68       $2.80       $2.54
       Diluted                     $0.75       $0.67       $2.76       $2.50

    Average common shares
     outstanding
       Basic                  15,488,343  15,114,280  15,256,912  14,809,846
       Diluted                15,786,365  15,373,063  15,493,425  15,033,596


                                    MOOG INC.
                     CONSOLIDATED SALES AND OPERATING PROFIT
                              (dollars in thousands)

                               Three Months Ended      Twelve Months Ended
                             Sept. 27,   Sept. 28,    Sept. 27,     Sept. 28,
                                2003        2002        2003          2002
    Net Sales
       Aircraft Controls     $108,201     $97,022     $404,017      $359,299
       Space Controls          19,825      22,752       84,499       107,149
       Industrial Controls     64,809      66,070      266,974       252,514
    Net Sales                $192,835    $185,844     $755,490      $718,962

    Operating Profit
       Aircraft Controls      $17,859     $19,109      $70,295       $65,403
       Space Controls            (784)      1,283          493        12,283
       Industrial Controls      4,296       3,729       16,920        14,007
    Total Operating Profit    $21,371     $24,121      $87,708       $91,693

    Margin %
       Aircraft Controls        16.5%       19.7%        17.4%         18.2%
       Space Controls           (4.0%)       5.6%          .6%         11.5%
       Industrial Controls       6.6%        5.6%         6.3%          5.5%
    Total Margin %              11.1%       13.0%        11.6%         12.8%


                                    MOOG INC.
                           CONSOLIDATED BALANCE SHEETS
                              (dollars in thousands)

                                                   Sept. 27,        Sept. 28,
                                                     2003              2002

    Cash                                            $77,491          $15,952
    Receivables                                     262,094          239,636
    Inventories                                     170,578          162,391
    Other current assets                             42,036           39,520
        Total current assets                        552,199          457,499
    Property, plant and equipment                   208,169          202,654
    Goodwill                                        194,937          192,855
    Other non-current assets                         36,275           32,539
        Total assets                               $991,580         $885,547

    Notes payable                                   $10,140          $14,067
    Current installments of long-term debt           15,607           17,110
    Contract loss reserves                           16,147           13,939
    Other current liabilities                       169,529          136,286
        Total current liabilities                   211,423          181,402
    Long-term debt                                  230,913          285,286
    Other long-term liabilities                     125,096          118,853
        Total liabilities                           567,432          585,541
    Shareholders' equity                            424,148          300,006
        Total liabilities and shareholders'
        equity                                     $991,580         $885,547

SOURCE  Moog Inc.
    -0-                             11/07/2003
    /CONTACT:  Susan Johnson of Moog Inc., +1-716-687-4225 /
    (MOGA MOGB)

CO:  Moog Inc.
ST:  New York
IN:  ARO AIR MAC
SU:  ERN ERP